Exhibit 5.1

Gibson, Dunn & Crutcher LLP 2001 Ross Avenue Dallas, TX 75201-2911 Tel 214.698.3100 www.gibsondunn.com

December 2, 2020

Pioneer Natural Resources Company

777 Hidden Ridge

Irving, TX 75038

Re:	Pioneer Natural Resources Company

Registration Statement on Form S-4

File No. 333-250888

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-4 (File No. 333-250888, the “Registration Statement”), of Pioneer Natural Resources Company, a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the issuance by the Company of up to 52,149,362 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 20, 2020, by and among the Company, Pearl First Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Company, Pearl Second Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company, Pearl Opco Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company, Parsley Energy, Inc., a Delaware corporation, and Parsley Energy, LLC, a Delaware limited liability company.

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Merger Agreement and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinion set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued in accordance with the terms, and subject to the satisfaction of the conditions, set forth in the Merger Agreement and in the manner contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration

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December 2, 2020

Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ GIBSON, DUNN & CRUTCHER LLP
Gibson, Dunn & Crutcher LLP